Exhibit 5.4

Mark L. Brasee
Attorney
402.978.5306
mbrasee@fraserstryker.com
fraserstryker.com

October 6, 2026

Sysco Corporation

1390 Enclave Parkway

Houston, Texas 77077

RE:	Indenture, dated September 25, 2026 (“Senior Base Indenture”), among Sysco Corporation, a Delaware corporation (“Sysco Corporation”), Sysco Holdings Corporation, a Delaware corporation (“Sysco Holdings” and, together with Sysco Corporation, the “Issuers,” and each, an “Issuer”), the initial guarantors parties thereto and any other Subsidiary that provides a guarantee (collectively, “Guarantors”) and U.S. Bank Trust Company, National Association, a national banking association (“Trustee”); and

First Supplemental Indenture, dated September 25, 2026 (“Senior First Supplemental Indenture”), among Issuers, Guarantors and Trustee; and

Second Supplemental Indenture dated October 6, 2026 (“Senior Second Supplemental Indenture”), among Issuers, Guarantors and Trustee (the Senior Base Indenture, the Senior First Supplemental Indenture and the Senior Second Supplemental Indenture are, collectively, the “Senior Indenture”).

Ladies and Gentlemen:

We have acted as special and limited Nebraska counsel to Sysco Lincoln, Inc., a Nebraska corporation (the "Subsidiary Guarantor"), in connection with the issuance by Issuers of $1,750,000,000 5.450% Senior Notes due 2029, $2,000,000,000 5.600% Senior Notes due 2031, $1,500,000,000 5.800% Senior Notes due 2033, $2,000,000,000 5.950% Senior Notes due 2036, $1,000,000,000 6.400% Senior Notes due 2046, $1,750,000,000 6.500% Senior Notes due 2056, and $750,000,000 6.600% Senior Notes due 2066 (collectively, the “USD Senior Notes”) guaranteed by the Subsidiary Guarantors pursuant to (a) the Registration Statement of Issuers and the Guarantors on Form S-3 (Registration No. 333-298926) (the “Registration Statement”), which was filed by Issuers and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), and (b) the related prospectus dated September 14, 2026, as supplemented by prospectuses relating to the sale of the USD Senior Notes dated September 18, 2026 and September 22, 2026 (as so supplemented, the “Prospectus”), as filed by Issuers and the Guarantors with the Commission pursuant to Rule 424(b) under the Securities Act. Unless otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in the Senior Indenture.

Fraser Stryker PC LLO

1501 Mike Fahey Street, Suite 400, Omaha, NE 68102 — TEL: 402.341.6000 — FAX: 402.341.8290

Sysco Corporation

1390 Enclave Parkway

Houston, Texas 77077

October 6, 2026

The USD Senior Notes and the related Guarantees (as defined below) are to be issued pursuant to the Senior Indenture.

Documents Reviewed.

In our capacity as Nebraska counsel to the Subsidiary Guarantor, we have examined the following documents:

(a)	the Registration Statement and the Prospectus;

(b)	the Senior Indenture;

(c)	the Senior Second Supplemental Indenture;

(d)	Certain resolutions of the board of directors of Subsidiary Guarantor dated September 10, 2026;

(e)	the Certificate of Good Standing for Subsidiary Guarantor issued by the Nebraska Secretary of State on September 17, 2026 (the "Certificate"); and

(f)	Certificate of the Secretary of Guarantors dated as of October 6, 2026, (“Certificate of Secretary”).

The documents listed in subparagraphs (a) through (f) above are hereinafter referred to as the “Financing Documents.”

Scope of Review.

In rendering this opinion letter we have also examined all certificates of public officials, limited liability company documents and records and other certificates and instruments that we deem necessary for the purposes of the opinions expressed in this opinion letter. As to various questions of fact material to our opinions, we have relied upon on statements, representations and other certificates of Issuers and Subsidiary Guarantor and, as to matters addressed therein, upon certificates or communications from public officials. The opinions set forth in this letter, as they relate to a specific document, relate only to the specified document and do not extend to any documents, agreements, or instruments referred to in the document, or exhibits or schedules to such document not expressly identified in this letter as having been examined by us, other than the document referenced herein. Except as expressly described herein, we have not undertaken or made inquiry into or any examination of Subsidiary Guarantor's entity or business records or any records relating to the assets or liabilities of Subsidiary Guarantor, or any business conducted by Subsidiary Guarantor, nor have we undertaken any search of or made any inquiry into certificates or records of public officials.

Assumptions.

In preparing this opinion letter:

(i)	We have assumed the legal competency of all individual signers of documents.

Sysco Corporation

1390 Enclave Parkway

Houston, Texas 77077

October 6, 2026

(ii)	We have assumed that all signatures of parties are genuine.

(iii)	We have assumed the due authorization, execution and delivery of all documents by all parties to the Senior Indenture other than Subsidiary Guarantor.

(iv)	In those cases where we have examined copies of documents, we have assumed that those copies are complete and accurate. We have also assumed that all public records are accurate and complete.

(v)	With respect to Subsidiary Guarantor's good standing, we have relied on the Certificate.

(vi)	We have assumed that there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence.

(vii)	We have assumed that the conduct of the parties to the Senior Indenture comply with any requirement of good faith, fair dealing and conscionability.

(viii)	We have assumed that the Senior Indenture accurately reflect the complete understanding of the parties with respect to the transactions contemplated by and the rights and obligations of the parties thereunder and there are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement, or qualify the terms of the Senior Indenture.

(ix)	Trustee is in full compliance with all laws to the extent the noncompliance would be material to the opinions expressed herein, including federal laws and regulations.

(x)	Trustee, and each of their successors, will administer the Senior Indenture in accordance applicable law.

(xi)	In connection with rendering the opinions contained herein, we have not examined any other documents executed in connection with the Senior Indenture other than the Financing Documents and are relying without investigation and with your permission on the factual representations of Issuers and Subsidiary Guarantor in such documents.

Opining Jurisdiction.

We express no opinion with respect to the effect of any law other than the law of the State of Nebraska (“Applicable Law”). We advise you that issues addressed by this opinion letter may be governed in whole or in part by other laws, but we express no opinion as to whether any relevant difference exists between the laws upon which our opinions are based and any other laws which may actually govern.

Sysco Corporation

1390 Enclave Parkway

Houston, Texas 77077

October 6, 2026

Opinions.

Based on the foregoing and upon such investigation as we have deemed necessary, and subject to the qualifications and exceptions contained in this opinion letter, we are of the opinion that:

1.            Subsidiary Guarantor is a validly existing corporation in good standing under the laws of, and authorized to do business in, the State of Nebraska.

2.            Subsidiary Guarantor has the requisite corporate power and authority to execute and deliver the Second Senior Supplemental Indenture and to perform its obligations under the Second Supplemental Indenture and the Guarantees.

3.            The Second Senior Supplemental Indenture has been duly authorized, executed and delivered by Subsidiary Guarantor.

Qualifications.

Notwithstanding any provision in this opinion letter to the contrary, each of the opinions set forth in this opinion letter is subject to the following additional qualifications:

Exclusions.

No opinions should be implied beyond those expressly stated in this opinion letter.

Limitations.

Each of the opinions set forth in this opinion letter is subject to the effect of generally applicable rules of law that:

(i)	limit or affect the enforcement of provisions of a contract that purport to require waiver of the obligations of good faith, fair dealing, diligence, and reasonableness;

(ii)	provide that forum selection clauses in contracts are not necessarily binding on the court(s) in the forum selected;

(iii)	limit the availability of a remedy under certain circumstances where another remedy has been elected;

Sysco Corporation

1390 Enclave Parkway

Houston, Texas 77077

October 6, 2026

(iv)	limit the right of a creditor to use force or cause a breach of the peace in enforcing rights;

(v)	relate to the sale or disposition of collateral or the requirements of a commercially reasonable sale, including statutory cure provisions and rights of reinstatement and limitations on deficiency judgments;

(vi)	limit the enforceability of provisions releasing, exculpating, or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, willful misconduct, or unlawful conduct;

(vii)	may, where less than all of a contract may be unenforceable, limit the enforceability of the balance of the contract to circumstances in which the unenforceable portion is not an essential part of the agreed exchange;

(viii)	govern and afford judicial discretion regarding the determination of damages and entitlement to attorneys' fees and other costs;

(ix)	may, in the absence of a waiver or consent, discharge a guarantor to the extent that (A) action by a creditor impairs the value of collateral securing guaranteed debt to the detriment of the Subsidiary Guarantor, or (B) guaranteed debt is materially modified;

(x)	may permit a party who has materially failed to render or offer performance required by the contract to cure that failure unless (A) permitting a cure would unreasonably hinder the aggrieved party from making substitute arrangements for performance, or (B) it was important in the circumstances to the aggrieved party that performance occur by the date stated in the contract;

(xi)	limit or affect the enforceability of a waiver of a right of redemption;

(xii)	impose limitations on attorneys' or trustees' fees;

(xiii)	limit or affect the enforceability of provisions that purport to establish evidentiary standards; and

(xiv)	limit or affect the enforceability of provisions that provide for payment of increased interest rates upon delinquency in payment or upon any other default; or payment of liquidated damages or prepayment premiums to the extent such payments are deemed to be penalties or forfeitures.

Sysco Corporation

1390 Enclave Parkway

Houston, Texas 77077

October 6, 2026

Effective Date; No Obligation to Update.

This opinion letter is rendered as of its date, and we express no opinion as to circumstances or events which may occur subsequent to such date. Further, we undertake no, and hereby disclaim any, obligation to advise you of any changes in, or any new developments which might affect, any matters or opinions set forth in this opinion letter.

Use.

This opinion letter has been prepared for use in connection with the filing by Issuers of a Current Report on Form 8-K relating to the offering, sale and issuance of the USD Senior Notes and the Guarantees. We hereby consent to the filing of this opinion letter as an exhibit to the above-described Form 8-K. Paul, Weiss, Rifkind, Wharton & Garrison LLP may rely on this opinion as to matters of Applicable Law in connection with any legal opinion by the same being rendered as an exhibit to the above-described Form 8-K on the date hereof.

Sincerely,

/s/ Fraser Stryker PC LLO

FRASER STRYKER PC LLO